Exhibit 10.2

TREX COMPANY, INC.

Amended and Restated 1999 Incentive Plan for Outside Directors

Non-Incentive Stock Option Agreement for Directors

Grant Date:

Stock Option Exercise Price:

Last Date to Exercise:

Number of Shares of Common Stock

Covered by Grant of Options:

We are pleased to inform you that the Board of Directors or the Compensation Committee of the Board of Directors has granted you an option to purchase Trex Company, Inc. common stock. Your grant has been made under the Company’s Amended and Restated 1999 Incentive Plan for Outside Directors (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This stock option grant has been executed and delivered as of January 3, 2006 on behalf of Trex Company, Inc.

(Chairman’s Name)
Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

(Director’s Name)

This is not a stock certificate or a negotiable instrument. Transferable only pursuant to Section 11.2 of the Company’s 2005

Stock Incentive Plan.

1. Vesting:

Subject to the terms of the Plan, the Option becomes vested as to 100% of the shares of Stock purchasable pursuant to the Option on the date of grant of the Option.

2. Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the Last Date to Exercise (shown on the covers sheet), or such earlier termination of the Option. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

3. Option Termination:

Your Option will terminate immediately upon termination of your service for “Cause.” If your service terminates for a reason other than for Cause, the Option will expire five (5) years after your termination, or, if earlier, immediately after the Last Date to Exercise. “Cause” means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a felony or of a crime involving moral turpitude; or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

4. Taxes and Withholding:

This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company, a Subsidiary or an Affiliate.

5. Transferability:

The Option may be transferred in a manner consistent with Section 10.2 of the Company’s 2005 Stock Incentive Plan.

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